Exhibit 99.1
Contact:
Phil Smith
Stater Bros. Holdings
(909) 783-5287

PRESS RELEASE
For Immediate Release
Monday, August 06, 2007
STATER BROS. HOLDINGS INC. ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER
COLTON, California (August 6, 2007) — Stater Bros. Holdings Inc. (“Stater Bros.”) announced that on August 6, 2007, it commenced an offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $285,000,000 newly issued 7 3/4% Senior Notes due 2015 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its issued and outstanding privately placed 7 3/4% Senior Notes due 2015. The New Notes will be guaranteed on a senior basis by Stater Bros. Markets and Stater Bros. Development, Inc., the wholly-owned subsidiaries of Stater Bros., and Santee Dairies, Inc. and Super Rx, Inc., the indirect subsidiaries of Stater Bros.
The Exchange Offer will expire on September 5, 2007, at 5:00 p.m., New York City time, unless the Exchange Offer is extended by Stater Bros.
This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The Exchange Offer is being made, and the New Notes are being offered, solely pursuant to the Prospectus dated August 6, 2007 and the related Letter of Transmittal which more fully set forth the terms of the Exchange Offer. You should rely only on the information contained in the Prospectus. The Company has not authorized any person to provide information other than as set forth in the Prospectus.
The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the Exchange Offer. Requests for assistance or documents should be directed to Carolle Montreuil of The Bank of New York at (212) 298-1915.
Company Information
Stater Bros. Holdings Inc. is the largest privately held supermarket chain in Southern California and operates 163 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products, and Super Rx, Inc.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 70 GOLDEN YEARS
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